Exhaibit 99.1

Sun New Media Appoints Chief of Apparel Subsidiary to Board of Directors

NEW YORK, Feb. 26 /PRNewswire-FirstCall/ — Sun New Media Inc. (OTC Bulletin Board: SNMD)(‘SNMD’), a Chinese internet-based business media and on-line merchant company today announced that Mr. ‘William’ Ren Huiliang, founder and CEO of William Brand Administer Ltd (‘William’s Brand’), a wholly- owned subsidiary of Sun New Media Inc., has joined the Company’s Board of Directors.

Mr. Ren is the CEO and head designer of William’s Brand, a Shanghai-based woman’s apparel production and brand management company that was acquired by Sun New Media in September, 2006. Over the past 18 years, Mr. Ren has built William’s Brand into a profitable enterprise that primarily helps US brands outsource their apparel design and production processes to China. In recent years, his company has generated upward of USD 16 million in sales per year with 20% year-on-year growth.

Mr. Ren’s appointment reflects Sun New Media’s continued commitment to becoming the leading provider of information and transactional services in China’s apparel industry. As its first milestone, Sun New Media is focusing on building China’s largest direct-buyer community for women’s fashion and apparel over the next 24 months. The company is leveraging its own virtual exhibition technology to build life-like online fashion showrooms that are similar in appearance and feel to the virtual world of Secondlife.com.

Dr. Bruno Wu, Chairman and Chief Executive Officer of Sun New Media commented, ‘We appointed Mr. Ren to provide strategic guidance to our operations as we focus on building our e-commerce business and shopper’s community in women’s fashion and apparel. We are pleased to have him on the Board look forward to working closely with him to reach our business objectives.’

About Sun New Media Inc.

Sun New Media is a Chinese Internet based business media company that builds direct-buyer communities and services them with digital media offerings, on-line exhibitions and customer loyalty programs. Sun New Media also builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net

This press release includes statements that may constitute ‘forward- looking’ statements, usually containing the word ‘believe,’ ‘estimate,’ ‘project,’ ‘expect,’ ‘plan,’ ‘anticipate’ or similar expressions. Forward- looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.

Contact
Nicholas Topjian, VP, Corporate Affairs
ir@sunnewmedia.net
+86-0-10-8518-9669

SOURCE Sun New Media Inc.

Source: PR Newswire (February 26, 2007 - 9:01 AM EST)

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